Exhibit 5.2
May 9, 2011
McJunkin Red Man Corporation
2 Houston Center
909 Fannin, Suite 3100
Houston, TX 77010

Re:	Subsidiary Guarantee Opinion
Ladies and Gentlemen:
     We have acted as special Texas counsel to McJunkin Red Man Corporation, a Delaware corporation (the “Issuer”), and The South Texas Supply Company, Inc., a Texas corporation (the “Guarantor”), in connection with the registration by the Issuer of $1,050,000 in aggregate principal amount of its 9.50% Senior Secured Notes due December 15, 2016 (the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and which may be offered and sold from time to time by certain affiliates of the Issuer in market-making transactions pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 24, 2011 (the “Registration Statement”). Pursuant to the Indenture, dated as of December 21, 2009, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (as supplemented, the “Indenture”), the Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Note Guarantees”). All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.
     You are aware, and we hereby confirm, that we have not represented either the Issuer or the Guarantor with respect to the preparation, negotiation or execution of the Indenture, the Notes, the Registration Statement or any documents ancillary thereto or transactions contemplated thereby. We have been retained by the Issuer and the Guarantor for the sole and limited purpose of rendering the opinions set forth herein. By your acceptance of this opinion, you acknowledge the foregoing and confirm that you have consented to the rendering of the opinions set forth herein by this firm in light thereof.
     In connection with rendering the opinions expressed below, we have examined and relied upon copies of (i) the Registration Statement, (ii) the Indenture which will be filed with the SEC as an exhibit to the Registration Statement, (iii) the Written Consent of the Sole Director of the Guarantor, dated March 20, 2011 (the “Written Consent”), (iv) the Guarantor’s certificate of incorporation, as amended, and the bylaws of Guarantor, dated December 27, 1996, and (v) other instruments as we have deemed relevant and necessary to enable us to express the opinions hereinafter set forth.

     In connection with our examination of such documents, we have assumed without independent investigation or verification (i) that each of the documents and instruments reviewed by us has been duly authorized, executed and delivered by each of the parties thereto other than the Guarantor and is enforceable against such parties in accordance with the terms thereof, (ii) the authenticity of all documents and instruments submitted to us as originals, (iii) the conformity to the originals of all documents and instruments submitted to us as conformed, certified or photostatic copies, (iv) the accuracy and completeness of all corporate records made available to us by the Company, (v) the absence of any other documents, instruments, records, agreements, course of prior dealings or understandings that alter, modify or change in any way the terms of any documents, records or agreements provided to or reviewed by us or the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us, (vi) the genuineness of all signatures on all documents and instruments examined by us, (vii) that adequate consideration and value have been given for the obligations incurred pursuant to the Indenture, (viii) the power and legal capacity of all persons (other than the Guarantor) who have executed documents reviewed by us hereunder, (ix) that the individual executing the Written Consent is the duly elected sole director of the Guarantor, and (x) that the Indenture is the valid and legally binding obligation of the Trustee. We express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.	The Guarantor is validly existing as a corporation in good standing under the laws of the State of Texas.

2.	The Guarantor has the corporate power and authority to execute and deliver the Note Guarantees and perform its obligations thereunder; and

3.	The Note Guarantees have been duly authorized by the Guarantor.
     The opinions expressed herein are limited to the effect of the laws of the State of Texas. We do not express any opinion herein concerning any law other than the laws of the State of Texas. This opinion is limited in all respects to Applicable Law as now in effect and which has been published and is generally available in a format which makes legal research reasonably feasible. As used in this letter, the phrase “Applicable Law” shall mean the internal laws of the State of Texas which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture. No opinion is expressed as to the effect of any other laws of the State of Texas, or the laws of any other jurisdiction, including but not limited to the federal laws of the United States.
     We undertake no obligation, and hereby disclaim any obligation, to update or supplement this opinion letter with respect to subsequent changes in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses our legal opinion as to the foregoing matters based upon our professional judgment at this time.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion letter may be relied upon by Fried, Frank, Harris, Shriver & Jacobson LLP, as if it were addressed to it, in rendering its opinions in connection with the registration of the offer and sale of the Notes and the sale and issuance of the Notes as described in the Registration Statement.
Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent Carrère & Denègre, L.L.P.
Jones, Walker, Waechter, Poitevent
Carrère & Denègre, L.L.P.